EXHIBIT 15



Reading & Bates Corporation:


     We are aware that Reading & Bates Corporation has incorporated by reference in this Registration Statement its Form 10-Q for the quarter ended March 31, 1997, which includes our report dated April 14, 1997 covering the unaudited interim financial information for the quarter ended March 31, 1997 contained therein. Pursuant to Regulation C of the
Securities Act of 1933, that report is not considered a part of the Registration Statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.

/s/Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Houston, Texas
July 14, 1997